Exhibit 99.1

For Immediate Release	Contact:

David Portnoy
Chairman and Co-Chief Executive Officer
Cryo-Cell International, Inc.
813-749-2100
dportnoy@cryo-cell.com

CRYO-CELL REPORTS FIRST QUARTER 2013 RESULTS

OLDSMAR, Fla. – April 5, 2013 – Cryo-Cell International, Inc. (OTC:QB Markets Group Symbol: CCEL) (the “Company”), the world’s first private cord blood bank to separate and store stem cells in 1992, today announced results for the first quarter ended February 28, 2013.

“I am pleased to report Cryo-Cell’s first quarter results, and in particular, cash flow from operations of slightly more than $500,000, which we believe indicates that the Cryo-Cell turnaround is well underway,” stated David Portnoy, Cryo-Cell’s Chairman and Co-CEO. “Key metrics of performance such as the increase in revenues and the number of specimens processed of 10% and 12%, respectively, during the first quarter of fiscal 2013 as compared to the first quarter of fiscal 2012 are encouraging.”

Mark Portnoy, Cryo-Cell’s Co-CEO, added, “It is gratifying to see the progress the Company has made over the last year although we are still dealing with a variety of legacy issues. With the continued execution of the new sales and marketing initiatives, I expect to see further increases in revenue and earnings.”

Financial Results

Revenue

Consolidated revenues for the first quarter of fiscal 2013 were approximately $4.6 million compared to approximately $4.2 million for the first quarter of fiscal 2012, a 10% increase. The revenues for the first quarter of fiscal 2013 consisted of approximately $4.3 million in processing and storage fees and approximately $324,000 in licensee income compared to approximately $3.8 million in processing and storage fees and approximately $342,000 in licensee income for the first quarter of fiscal 2012. The increase in processing and storage fees is primarily attributable to an increase in specimens processed of 12% during the first quarter of fiscal 2013 versus the same period in fiscal 2012. Licensee income for the three months ended February 28, 2013 and February 29, 2012 consisted of approximately $324,000 and $337,000, respectively, of royalty income earned on the processing and storage of cord blood stem cell specimens in geographic areas where the Company has license agreements.

Net Income

The Company reported net income for the three months ended February 28, 2013 of approximately $244,000, or $0.02 per basic and diluted share, compared to a net loss of approximately ($1.7 million), or ($0.15) per basic and diluted share for the three months ended February 29, 2012. The increase in net income for the three months ended February 28, 2013 principally resulted from a 10% increase in revenues and a 15% decrease in selling, general and administrative expenses, offset in part by a 25% increase in cost of sales. During the three months ended February 29, 2012, the cancellation of the Bio-Stor Revenue Sharing Agreement resulted in a pre-tax charge for extinguishment of debt in the amount of approximately $1,200,000.

Cash and Cash Equivalent Position

At February 28, 2013, the Company had cash and cash equivalents of approximately $2.9 million. The Company’s cash increased by approximately $180,000 during the first three months of fiscal 2013, primarily as a result of approximately $500,000 provided by operations, partially offset by approximately $250,000 used for the stock repurchase plan pursuant to which the Company repurchased 107,128 shares of the Company’s common stock during the three months ended February 28, 2013. As of February 28, 2013, the Company had no long-term indebtedness.

About Cryo-Cell International, Inc.

Cryo-Cell International, Inc. was founded in 1989 and was the world’s first private cord blood bank to separate and store stem cells in 1992. Today, Cryo-Cell has over 240,000 clients worldwide from 87 countries. Cryo-Cell’s mission is to provide its clients with the premier stem cell cryopreservation service and to support the advancement of regenerative medicine.

Cryo-Cell operates in a state-of-the-art Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility, is ISO 9001:2008 certified and accredited by the AABB. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.cryo-cell.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the Company’s ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s menstrual stem cell technology license agreements and umbilical cord blood license agreements and their ability to provide the Company with royalty fees, the ability of the reproductive tissue storage to generate new revenues for the Company and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.